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                                  Exhibit 2.(A)


                               STOCK PURCHASE AGREEMENT


               This Stock Purchase Agreement, dated as of the 21st day of November, 1994 (the "Agreement"), is made between GRENEL Financial Corporation ("GFC"), an Illinois corporation, and United Life Holdings, Inc., a Nevada corporation and a wholly-owned subsidiary of Pioneer Financial Services, Inc. ("Purchaser"), and for purposes of Section 3 only, Pioneer Financial Services, Inc., a Delaware corporation ("Pioneer").

               WHEREAS, the authorized capital stock of Connecticut National Life Insurance Company, a Connecticut domestic insurance company (the "Life Company"), consists solely of 67,500 shares of preferred stock, $5.00 par value, and 300,000 shares of $8.40 par value common stock (collectively, the "Capital Stock"), of which only 300,000 shares of common stock are issued and outstanding (the "Shares"); and

               WHEREAS, all of the Shares are owned both of record and beneficially solely by GFC; and

               WHEREAS, Purchaser desires to acquire the Shares from GFC and GFC desires to sell the Shares to the Purchaser; and

               WHEREAS, all dollar amounts referred to herein or contemplated hereby shall be deemed to refer to United States Dollars; and

               WHEREAS, each of GFC and Purchaser desires to make certain representations, warranties, covenants and agreements in connection with this Agreement and also to prescribe various conditions to this Agreement.

               NOW, THEREFORE, in consideration of the premises, the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration the receipt of which is hereby acknowledged, GFC and Purchaser agree as follows:

               SECTION 1.  SALE AND PURCHASE OF SHARES

               1.1 PURCHASE PRICE. Subject to the terms and conditions set forth in this Agreement, at the Closing (as hereinafter defined) on the Closing Date (as hereinafter defined) GFC agrees to sell, transfer and convey to Purchaser, and Purchaser agrees to purchase from GFC, all of the Shares for a purchase price (the "Purchase Price") of Twenty-five Million Dollars ($25,000,000), which Purchase Price shall be subject to adjustment as set forth in this Section 1.1 and in Section 5.15.

               The parties agree that the Purchase Price shall be increased (or reduced if a negative amount) by that amount (the "Adjustment"), if any, by which the Life Company's statutory surplus (including the "Asset Valuation Reserve"), as adjusted pursuant to the proviso of this sentence, as at the close of business on December 31, 1994, exceeds the Life Company's statutory surplus reflected in the Annual Convention Statement (as hereinafter defined) as of December 31, 1993 (the "Subject Statutory Surplus Amount"); provided, however, that the impact, if any, on such statutory surplus of adjustments, if any, resulting from transactions which are both (a) entered into by the Life Company between January 1, 1994 and December 31, 1994, and (b) described in Schedule 1.1(a) to the Disclosure Schedule or entered into after the date of this Agreement and previously approved (including the projected effect on surplus) by Purchaser and GFC in writing, shall be excluded in computing the Subject Statutory Surplus Amount, and, thus, in determining the amount of the Adjustment.

               1.2 CLOSING. Subject to the other provisions of this Agreement, the sale and purchase of the Shares (the "Closing") will take place at 10:00 a.m., Chicago time, on the later to occur of (a) January 1, 1995 and (b) the fifth business day after the date of satisfaction or waiver of the conditions set forth in
          Section 6 hereof (the "Closing Date"), at the offices of Purchaser, 1750 E. Golf Road, Suite 1000, Schaumburg, Illinois 60173, unless another time, date or place is agreed to in writing by the parties hereto.

               Subject to the other provisions of this Agreement, at the Closing, Purchaser shall deliver to GFC, (a) by wire transfer in immediately available funds to GFC's bank (designated by GFC to Purchaser together with all necessary instructions for such transfer at least three (3) business days before the Closing
          Date), of Twenty-Three Million Dollars ($23,000,000) less (i) the amount of the Escrow (as hereinafter defined), if any, (b) a promissory note of Purchaser in the original principal amount of Two Million Dollars ($2,000,000), payable in accordance with
          Section 5.15 of this Agreement (the "Note"), and (c) all other previously undelivered items that Purchaser is required to deliver or cause to be delivered to GFC at or before the Closing pursuant to the provisions of this Agreement; and GFC shall deliver or cause to be delivered to the Purchaser (a) the Shares accompanied by duly executed appropriate instruments of transfer, and (b) all books and records of the Life Company, and of GFC and of ELIC and Guardian (as hereinafter defined) which primarily pertain to the business of the Life Company, other than the corporate, financial and other records of GFC, ELIC or Guardian which are not necessary for the future operation of the Life Company (the "Books and Records"); (c) the Letter of Credit (the "Letter of Credit") in the amount of One Million Dollars ($1,000,000) heretofore delivered by Purchaser to GFC to secure its obligations hereunder to the extent stated therein (a complete and correct copy of which is referred to in Item 1 of and attached as Appendix I to the Disclosure Schedule which was prepared by GFC for the Purchaser in connection with this Agreement and the transactions contemplated hereby, which Disclosure Schedule is incorporated herein by this reference and is hereinafter referred to as the "Disclosure Schedule"), and (d) all other items that GFC is required to deliver or cause to be delivered to the Purchaser at or prior to the Closing pursuant to the provisions of this Agreement, in each case accompanied by appropriate instruments of transfer.

               The parties acknowledge and agree that the existence or amount of the Adjustment, if any, may not be determinable with certainty before the time of Closing; and, accordingly, the parties agree that Purchaser may, at the Closing, deliver to Edwards & Angell, as escrow agent pursuant to an escrow agreement to be entered into by GFC and the Purchaser (the "Escrow Agreement"), a portion of the Purchase Price (the "Escrow") in the amount equal to an estimate of the Adjustment, if any, based on the most recently available statutory financial statements of the Life Company and adjusted for known relevant transactions subsequent to the date of such statutory financial statements. GFC shall cause the Life Company to deliver a calculation of the estimated Escrow amount to GFC and Purchaser not less than five business days prior to the Closing Date. GFC and Purchaser will discuss such estimate in good faith to determine the amount of the Escrow; provided that if GFC and Purchaser cannot agree upon the amount of the Escrow, the amount will be based on the most recently available statutory financial statements of the Life Company. Not later than 60 days after December 31, 1994, Purchaser (or GFC if the Closing has not then occurred) will cause to be delivered to Purchaser and GFC a balance sheet for the Life Company as of December 31, 1994 (the "Closing Balance Sheet"), audited and accompanied by the report of Deloitte & Touche LLP. The Life Company shall bear the expense of such audit. The Closing Balance Sheet shall be prepared in accordance with the same statutory accounting principles used in the preparation of the Annual Convention Statement. Each of GFC and Purchaser and their auditors or advisors will be given full access to the Life Company's books, records and Deloitte & Touche's work papers relating to the Closing Balance Sheet. The Closing Balance Sheet shall be final for purposes of determining the Adjustment unless, within 30 days after delivery of the Closing Balance Sheet (or after the Closing, if later), GFC or Purchaser delivers a written notice (the "Dispute Notice") to the other indicating disagreement with the Closing Balance Sheet and describing in reasonable detail the items in dispute. After delivery of a Dispute Notice, Purchaser and GFC shall promptly negotiate in good faith with respect to the subject of the Dispute Notice. If Purchaser and GFC are unable to resolve the matters in dispute within 15 days of delivery of the Dispute Notice, the items in dispute shall be submitted to Price Waterhouse. In such event, GFC and Purchaser shall each be responsible for one-half of the fees and expenses of Price Waterhouse. Within five (5) business days following the final determination of the amount of the Adjustment by the parties or Price Waterhouse, as the case may be, the party determined to owe such amount shall deliver such amount, together with interest thereon from the Closing Date to the date of payment at the rate of eight percent (8%) per annum, by electronic wire transfer in immediately payable funds to the bank designated by the payee party (such amount will be delivered pursuant to the terms of the Escrow Agreement and, to the extent the Escrow is insufficient, the payor party shall deliver to the payee party the balance of the amount payable). After such payment, the balance of the Escrow, if any, shall be delivered to Purchaser.

               SECTION 2.  REPRESENTATIONS AND WARRANTIES OF GFC

               GFC represents and warrants to Purchaser as follows:

               2.1 ORGANIZATION, STANDING AND POWER OF GFC AND THE LIFE COMPANY. Each of GFC and the Life Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority to own and operate its business and to carry on its business as now being conducted.
          The Life Company is duly licensed to conduct business as a life and accident and health insurance company and is also authorized to market annuities in the jurisdictions and to the extent set forth in Item 2 of the Disclosure Schedule, and complete and correct copies of the Life Company's certificates of authority for each such jurisdiction have been provided to Purchaser. All such licenses (including certificates of authority) are in full force and effect and neither GFC nor any of its affiliates (including without limitation the Life Company) has received any notice of any event, inquiry, investigation or proceeding that might materially adversely affect any of such licenses (including certificates of authority).

               Complete and correct copies of the Articles of Incorporation and/or other charter documents and By-laws of the Life Company as presently in effect, are attached as Appendix II to the Disclosure Schedule and complete and correct copies of the minutes (arranged in chronological order) reflecting all material actions taken by the directors (or committees thereof) and stockholders of the Life Company and any predecessor(s) to the Life Company (from the dates of their original organization to the date hereof), provided that with respect to actions of the directors and stockholders of the Life Company prior to 1986, the representation in this sentence is made solely to the knowledge of GFC.

               2.2 AUTHORITY. GFC has all requisite corporate power and authority to enter into this Agreement and, subject to the conditions contemplated by the third paragraph of this Section
          2.2 and Section 4 of this Agreement, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by GFC and the consummation by GFC of the transactions contemplated hereby have been duly authorized by all necessary corporate and stockholder action on the part of GFC.

               This Agreement has been duly executed and delivered by GFC and constitutes a valid and binding obligation of GFC enforceable against GFC in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. The execution, delivery and performance of this Agreement by GFC do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not conflict with or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, any provision of the Articles of Incorporation and/or other charter documents or By-laws of GFC or the Articles of Incorporation and/or other charter documents or By-laws of the Life Company or any contract, agreement, lien, instrument, order, law, judgment, decree, ordinance, regulation, or any other restriction of any kind to which the Life Company or GFC or any of their property is subject or by which they are bound except for such conflicts, violations and defaults as would not have a material adverse effect upon the Life Company or the ability of GFC to consummate the transactions contemplated by this Agreement.

               No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission, insurance regulatory authority or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required by or on behalf of GFC or the Life Company in connection with the execution and delivery of this Agreement by GFC or the consummation by GFC of the transactions contemplated hereby, except (a) for insurance regulatory approvals required in connection with the purchase of the Shares by Purchaser, (b) as set forth in Item 4 of the Disclosure Schedule, and (c) if in the opinion of counsel to GFC and the Life Company the same shall be required, the timely filing of an acquisition notification report by GFC and/or the Life Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR") and the expiration or early termination of the waiting period prescribed under HSR.

               2.3 CONVENTION STATEMENTS. The Annual Convention Statement for the year ended December 31, 1993 (the "Annual Convention Statement"), and the Convention Statements for the quarters ended March 31, 1994, June 30, 1994, and September 30, 1994 (all such statements being collectively referred to as the "Convention Statements") as filed with the Connecticut insurance department are attached as Appendix III to the Disclosure Schedule, and each presents fairly the statutory financial condition of the Life Company as at such date and the statutory results of operations of the Life Company for the periods therein specified, and was prepared in conformity with statutory accounting principles prescribed or permitted by the applicable insurance regulatory authority ("SAP"). The financial results as reflected in the Annual Convention Statement have been audited by Deloitte & Touche LLP as indicated by their report thereon which is also attached as Appendix III to the Disclosure Schedule. The Life

          Company does not have any material liability not reflected in the Convention Statements.

               The Life Company provided to Tillinghast, Inc. ("Tillinghast") all information requested by Tillinghast for purposes of preparing the Actuarial Appraisal of the Life Company as of December 31, 1993 dated June 8, 1994 and such information represented true and correct copies of or excerpts from the Life Company's books and records. Except as set forth in Item 5 of the Disclosure Schedule, since such dates, there has been no material adverse change in the business, financial condition or other circumstances of or involving the Life Company which would make such provided information materially inaccurate. A copy of such Actuarial Appraisal is referred to in Item 5 of the Disclosure Schedule and a complete and correct copy of such Actuarial Appraisal has been provided to Purchaser.

               2.4 COMPLIANCE WITH APPLICABLE LAWS. Except to the extent disclosed in Item 6 of the Disclosure Schedule, the business of the Life Company is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for violations which would not have a material adverse effect on the Life Company.

               2.5 LITIGATION. Except to the extent disclosed in Item 7 of the Disclosure Schedule, there is no suit, action, arbitration, mediation or proceeding of any nature, character or description whatsoever (including without limitation any investigation or market conduct or financial examination or review) by any Governmental Entity or by any other person, firm or entity pending, or to the knowledge of GFC or the Life Company, threatened, against or affecting the Life Company, except for insurance policy claims in the ordinary course of business and except for any suit, action, arbitration, mediation or proceeding which would not have a material adverse effect on the Life Company, nor is there any judgment, decree, injunction, rule or cease and desist or other order of any nature, character or description whatsoever of any arbitrator, mediator or Governmental Entity pending, threatened or outstanding against the Life Company.

               2.6 CAPITALIZATION. The authorized capital stock of the Life Company consists solely of the Capital Stock of which only the Shares are issued and outstanding. All of the Shares are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or other rights of any person. The sole stockholders, both of record and beneficially, of GFC are The Empire Life Insurance Company of Kingston, Ontario a Canadian corporation ("ELIC") and Guardian Assurance PLC, a company formed under the laws of the United Kingdom and Wales ("Guardian"). The Life Company does not own, and is not committed to acquire, any equity, debt or other interest in any entity or joint venture, except for non-controlling investments held in the Life Company's investment portfolio.

               2.7 TITLE TO SHARES. GFC is the sole beneficial and record owner of the Shares. None of the Shares is subject to any claim, lien, pledge, charge, proxy, voting agreement, transfer restriction, suit, judgment or any other encumbrance, pending suit or, to the knowledge of GFC, threatened claim of any nature, character or description whatsoever; and, upon the delivery of the payment for the Shares at the Closing in the manner contemplated by Section 1.2 of this Agreement, Purchaser will acquire good and valid title thereto free and clear of any claim, lien, pledge, charge, restriction, suit, judgement or any other encumbrance, pending suit or, to the knowledge of GFC, threatened claim of any nature, character or description whatsoever.

               2.8 OPTIONS, WARRANTS AND OTHER RIGHTS. There are no outstanding options, warrants, calls, rights, commitments or agreements of any nature, character or description whatsoever to which GFC or any of its affiliates (including without limitation the Life Company) is a party or by which any of them are bound obligating or permitting any of them to issue, deliver or sell, or cause to be issued, delivered or sold any shares of Capital Stock (including without limitation the Shares) or any other securities of any nature, character or description whatsoever (including without limitation debt securities and securities convertible into or exchangeable for any of the foregoing) of the Life Company, or any obligation of GFC or any of such affiliates (including without limitation the Life Company) to grant, extend or enter into any such option, warrant, call, right, commitment or other agreement.

               2.9 EMPLOYEES AND EMPLOYMENT CONTRACTS. The Life Company has no employees; and all services for the Life Company are performed and all obligations of the Life Company for employment compensation and benefits arise under written contracts with GFC, complete and correct copies of which contracts (and any related pension or other benefit plans) have been provided to Purchaser and are referred to in Item 8 of the Disclosure Schedule. A complete and correct list of the employees performing work for the Life Company (all of which are employees of GFC) is referred to in Item 8 of the Disclosure Schedule; and such list sets forth in summary form information about each such employee, including his/her name, titles, and approximate proportion of work time expended in performing work for the Life Company. A correct and complete description of compensation arrangements for such employees has been heretofore provided to Purchaser by GFC. None of the employees of GFC or the Life Company belongs to any labor union or group and, to the knowledge of GFC and the Life Company, there has never been any strike, work stoppage or labor organizing effort involving GFC or the Life Company.

               2.10 ERISA. Except to the extent disclosed, and described in reasonable detail, in Item 9 of the Disclosure Schedule, complete and correct copies of which have been provided to Purchaser, the Life Company and GFC have no "employee benefit plans" (as such term is defined in Section 3(3) of ERISA), "welfare benefit funds" (as such term is defined in Section 419 of the Internal Revenue Code of 1986, as amended (the "Code")), deferred compensation, deferred benefit, incentive or bonus plans, or trusts exempt from tax under Section 501(c)(9) or
          Section 501 (c)(20) of the Code, or welfare benefit plans maintained by the Life Company or GFC covering the employees, directors, agents, brokers, representatives, or other personnel of the Life Company or of GFC who provide services to the Life Company (such plans, fund or trusts being referred to herein as "Employee Benefit Plans"). Although certain Employee Benefit Plans are maintained by GFC for the benefit of its employees who perform services for the Life Company, the Life Company has not adopted or maintained, nor is the Life Company a party to, such Employee Benefit Plans. In addition, except as disclosed in Item 9 of the Disclosure Schedule, the Life Company is not the sponsor of any Employee Benefit Plan and is not a party to any Employee Benefit Plan or to a "multi-employer plan" as that term is defined by Section 3(37) of ERISA. Except as disclosed in Item 9 of the Disclosure Schedule, and except to the extent otherwise specifically contemplated by this Agreement, no contributions or payments from the Life Company are or will be due any Employee Benefit Plan or to GFC with respect to any Employee Benefit Plan with respect to any period prior to the Closing.

               No "reportable event", as such term is used in Section 4043 of ERISA, which may result in liability to the Life Company, has occurred. No transaction with respect to an Employee Benefit Plan which might subject the Life Company to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code or to a civil penalty imposed by Section 502(i) of ERISA, or liability under ERISA for breach of fiduciary duty, or give rise to an obligation to indemnify any person for such tax or penalty has occurred.

               The Life Company has not engaged in any prohibited transaction (as defined in Section 405 of ERISA or Section 4975(c) of the Code), self-dealing or similar activity with respect to any Employee Benefit Plan, nor has it engaged in any actions constituting a breach of fiduciary or any other duty under ERISA that would result in liability to the Life Company.

               2.11 NO MATERIAL ADVERSE CHANGE. Except as disclosed, and described in reasonable detail, in Item 10 of the Disclosure Schedule or in the Convention Statements, and except for changes occurring in the ordinary course of business of the Life Company, since December 31, 1993, there has been no material adverse change (other than any changes that affect or may affect the life insurance industry generally) in the business, financial position, assets, liabilities, personnel or properties of the Life Company; and, since that date, the Life Company has not, other than in the ordinary course of business (and except such thereof as have occurred after the date hereof with the written consent of Purchaser or the Purchaser): (a) incurred any material obligation or liability (fixed or contingent) or granted any power of attorney; (b) discharged or satisfied any material lien or encumbrance, or paid any material obligation or liability

          (fixed or contingent) other than current liabilities; (c) mortgaged, pledged, subjected to lien or otherwise encumbered any of its material assets, tangible or intangible; or (d) sold, assigned, transferred or otherwise disposed of any of its material tangible assets or cancelled any material debt or claim.

               Except as disclosed, and described in reasonable detail, in
          Item 10 of the Disclosure Schedule, since December 31, 1993, the Life Company has not (except to the extent such have occurred after the date hereof with the written consent of Purchaser):
          (a) declared, made, paid, or set apart any sum for any dividend or other distribution to its shareholders or purchased or redeemed any shares of its capital stock or reclassified its capital stock; (b) made any material change in the claims, underwriting, actuarial, financial or accounting practices or policies customarily followed by the Life Company or in any assumption underlying any such practice or policy or in any method of calculating any reserve; (c) suffered any material damage, destruction or other casualty loss to its assets that is not covered by casualty insurance sufficient to cover such damage, destruction or loss; (d) extended any loan or advance (other than to policyholders in the ordinary course of business) or made any investment in any entity or person (other than in the ordinary course of business); (e) made any write-offs or write-downs of assets (other than in the ordinary course of business)
          in an aggregate amount of more than $25,000;    (f)  made any
          capital expenditures or commitments therefore in excess of $25,000; (g) made or suffered any material decreases in the amount of, or any material change in the nature of, the insurance or annuities in force of the Life Company or any material change in the amount or nature of the reserves or other similar amounts of the Life Company with respect to insurance annuity contracts, other than in the ordinary course of the Life Company's business;
          (h) made or suffered any termination, amendment, or execution by the Life Company of any reinsurance, coinsurance, or other similar contract, as ceding or assuming insurer, other than in the ordinary course of the Life Company's business or (i) any increase in the aggregate compensation or benefits payable or to become payable to employees of GFC which provide services to the Life Company.

               2.12 TAX RETURNS AND PAYMENTS. The Life Company has timely filed all Tax Returns required to be filed prior to the Closing Date and has timely filed all returns and reports with all governmental units having jurisdiction with respect to Taxes withheld by or imposed upon the Life Company, and all Taxes shown on such returns or reports and all assessments received by Life Company have been paid. The Life Company is not delinquent in the payment of any assessed Taxes, nor has the Life Company requested any extension of time within which to file any Tax Return which return has not since been filed, nor has Life Company waived any statute of limitations with respect to any such Taxes, nor are there any tax liens upon any property or assets of the Life Company. There are not outstanding deficiencies for any Tax assessed against the Life Company and there are no proceedings or actions pending, concerning either the tax liability of the Life Company or the collection or assessment of Tax for any period for which Tax Returns have been filed or were due and there is no pending audit of any of the Tax Returns filed by the Life Company, and the Life Company has not been notified in writing that any taxing authority proposes to commence an audit.

               For purposes of this Agreement,

               "Taxes" means federal, state, county, local or foreign income and other taxes or governmental charges, including withholding taxes, transfer, recording and other taxes or fees imposed with respect to the transfer of the Shares, and those imposed with respect to premiums, sales, services, payrolls, franchises and real or personal property, additions to tax, penalties or interest thereon, and information return or reporting penalties, whether imposed on a separate or consolidated basis; and

               "Tax Returns" means all federal, state, county, local and foreign tax returns, including those returns used to report withholding, transfer, and recording taxes or fees.

               2.13 NO DEFAULTS. There is no in default under the terms of any material contracts, agreements, or leases to which the Life Company is a party or by which it is bound or by which it or its properties, assets, or operations are bound or affected.

               2.14 MATERIAL CONTRACTS. Except as disclosed, and described in reasonable detail, in Item 11 of the Disclosure Schedule, and complete and correct copies of which have been provided to Purchaser, there are no contracts, agreements, instruments, plans, leases or commitments (other than those entered into after the date hereof with the written consent of Purchaser) of the following nature to which (i) the Life Company is a party or by which it is bound, or (ii) GFC or ELIC or Guardian is a party or by which any of them is bound which is primarily related to or used in or for the benefit of or in connection with or otherwise affecting the Life Company or its business, operations or the properties used therein other than such as have not been material to the Life Company and are not necessary for the future operation of the Life Company (the "Material Contracts"): (a) any contract, agreement, instrument, plan, lease or commitment of any character, nature or description whatsoever which (i) was not entered into in the ordinary course of the Life Company's business, or (ii) requires payment by the Life Company in excess of $25,000 per year, or (iii) was entered into with GFC or its affiliates (including without limitation the Life Company), (b) any indebtedness, obligation or liability for borrowed money, or liability for the deferred purchase price of property in excess of $25,000, or any instrument guaranteeing any indebtedness, obligation or liability, or any obligation to incur any indebtedness, obligation or liability in excess of $25,000, (c) any contract or agreement which provides for the lease of real property, or the lease of personal property under which the remaining lease payments exceed $25,000, (d) any employment, consulting or similar contract or agreement, (e) any contract or agreement providing for a joint venture, or (f) any contract or agreement providing for reinsurance. All Material Contracts are in full force and effect and are valid, binding and enforceable in accordance with their terms in all material respects. There are not material pending disputes under any Material Contract. To the knowledge of GFC and the Life Company, no other party is in breach of a Material Contract, except as described on Item 11 of the Disclosure Schedule and the consummation of the transactions contemplated by this Agreement will not result in a breach of any Material Contract or give rise to any rights of termination or penalty under any Material Contract.

               2.15 TITLE TO ASSETS. The Life Company has good and marketable title to all of the assets reflected on the Annual Convention Statement or acquired after December 31, 1993 and included in the calculation of the Adjustment, other than any assets that have been disposed of in the ordinary course of business, free and clear of all liens, claims and encumbrances of any character, nature or description whatsoever, except as indicated on the Annual Convention Statement or as described in
          Item 12 of the Disclosure Schedule. Except as described in Item 12 of the Disclosure Schedule, the assets owned or leased by the Life Company as of the Closing Date (i) will be substantially all of the assets currently used in the operation of the Life Company's business, and (ii) will be in good operating condition and repair (normal wear and tear excepted).

               2.16 ENVIRONMENTAL PROTECTION. The Life Company has obtained all material permits, licenses and other authorizations which are required under any law, ordinance, regulation or order of any Governmental Entity relating to public health and safety, worker health and safety and pollution or protection of the environment except where the failure to have such permit, license or authorization would not have a material adverse effect on the Life Company or its business, is in compliance with all terms and conditions of such required permits, licenses and authorizations, and is also in compliance with all other requirements contained in any law, ordinance, regulation, or order of any Governmental Entity relating to public health and safety, worker health and safety and pollution or protection of the environment, except for violations and failures to comply which would not have a material adverse effect on the Company.

               2.17 INSURANCE BUSINESS. All policies of insurance (including annuities) issued by the Life Company in force on the date hereof are, to the extent required by applicable law, on forms which have been either approved by applicable insurance regulatory authorities or filed with and not objected to by such authorities within the period provided for such objection. Any premium rates or policy, administrative or other fees required to be filed or approved by insurance regulatory authorities have been so filed or approved and the premiums and fees charged conform thereto. Since 1986, none of the insurance products (including annuities) which have been marketed by the Life Company (and/or the offer or sale thereof) were or are required to be registered or qualified under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws. True and complete copies of all forms of insurance which have been marketed or sold by the Life Company at any time since 1986 have been provided to Purchaser.

               2.18 THREAT OF CANCELLATION. Since December 31, 1993, no policyholder or person writing, selling or producing insurance business that individually or in the aggregate accounted for 5% or more of the premium or annuity income of the Life Company for the year ended December 31, 1993, has terminated or threatened to terminate its relationship with the Life Company.

               2.19 UNDERWRITING MANAGEMENT AND CLAIMS MANAGEMENT. The underwriting standards utilized and ratings applied by or for the benefit of the Life Company conform, in all material respects, with the applicable laws and regulations and any relevant requirements in applicable reinsurance, coinsurance or other similar contracts and, except for reasonable or immaterial exceptions, are based upon the provisions of the underwriting manuals employed in the Life Company's business. The claims paying practices employed in the Life Company's business conform, in all material respects, with applicable laws and regulations and the terms of the respective insurance products of the Life Company to which they are applied, and any relevant terms of applicable reinsurance, coinsurance or other similar contracts. Complete and correct copies of the underwriting manuals employed in the Life Company's business are referred to in Item 13 of the Disclosure Schedule and have been provided to Purchaser.

               2.20 AGENTS. Item 13a of the Disclosure Schedule sets forth a complete list of contracts between the Life Company and its agents or brokers authorizing such agents or brokers to solicit insurance products on behalf of the Life Company. Complete and correct copies of the forms of Life Company's agent and brokers contracts currently in force have been made available to Purchaser and except as set forth in Item 13a of the Disclosure Schedule, none of Life Company's agent and brokers contracts vary from such forms in any material respect.

               2.21 INTANGIBLE PROPERTY AND COMPUTER SOFTWARE. Except to the extent disclosed, and described in reasonable detail, in Item 14 of the Disclosure Schedule, the Life Company owns or has the right to use under valid licenses which are described in Item 14 of the Disclosure Schedule (complete and correct copies of which licenses have been provided to Purchaser), all trademarks, service marks, trade names, business names, copyrights, formulas, inventions, trade secrets, know-how and computer software, including without limitation the software necessary to operate personal computer network systems, used in and material to the conduct of its business (collectively, the "Intellectual Property"). Except as described in Item 14 to the Disclosure Schedule, (a) the Life Company is the owner or has the rights to use the Intellectual Property in the conduct of its business, and
          (b) to the knowledge of GFC, none of the Intellectual Property infringes upon or otherwise violates the rights of others or is being infringed upon by others, and none is subject to any order, decree, judgment, license or other agreement, except for such infringement which would not reasonably be expected to have a materially adverse effect on the Life Company.

               2.22 ACTUARIAL. The amounts carried in the Convention Statements on account of the reserves identified in the Convention Statement: (a) are based on actuarial assumptions which are in accordance with those called for in policy provisions; (b) conform with the requirements of the insurance laws of Connecticut; and (c) except as set forth in Item 15 of the Disclosure Schedule, are computed on the basis of assumptions consistent with those used in computing the corresponding items in the Convention Statement of the preceding year-end.

               2.23 BROKERS/FINDERS. Neither GFC nor any of its affiliates (including without limitation the Life Company) has retained or will retain any broker or finder in connection with this Agreement or the transactions contemplated hereby except Northington Partners, Inc.; and GFC shall be solely responsible for the payment of compensation to Northington Partners, Inc., or to any other broker or finder claiming compensation through GFC or its affiliates (including without limitation the Life Company) on account of this Agreement and the transactions contemplated hereby, whether such claim is asserted prior to or after the Closing.

               2.24 TRANSACTIONS WITH AFFILIATES. Except to the extent disclosed in Item 16 of the Disclosure Schedule or in the Convention Statements neither GFC nor any affiliate of GFC:

                    (a) owns, directly or indirectly, any interest or investment in any entity which is a lessor, lessee, customer or supplier of the Life Company, other than under a lease, or customer or supplier arrangement which is on an arm's-length, commercially reasonable basis;

                    (b)  has any cause of action or other claim
               against or owes any amount to, or is owed any amount by, the Life Company;

                    (c)  has any interest in or owns any assets,
               properties or rights used in the conduct of the Life Company's business;

                    (d) is a party to any contract, lease, agreement, or arrangement or other commitment to which Life

               Company is a party or which otherwise benefits the Life Company's business, other than such arrangements which are on an arm's-length, commercially reasonable basis; or

                    (e)  received from or furnished to the Life
               Company's business any goods or services since
               December 31, 1993.

               SECTION 3.  REPRESENTATIONS AND WARRANTIES OF PURCHASER AND
          PIONEER.

               Purchaser and Pioneer represent and warrant to GFC as follows:

               3.1 ORGANIZATION AND STANDING. Each of Purchaser and Pioneer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Purchaser has all requisite corporate power and authority to own or lease its property and to carry on its business as presently conducted.

               3.2 COMPLIANCE WITH OTHER INSTRUMENTS AND LAWS. The execution, delivery and performance of, and compliance with this Agreement by Purchaser and Pioneer and the consummation of the transactions contemplated hereby by Purchaser will neither violate, result in a breach of, nor constitute a default under any material provision of any material charter, bylaw, statute, contract, lien, instrument, order, judgment, decree, ordinance, regulation, or any other material restriction of any kind to which Purchaser, Pioneer or any of their property is subject or bound, subject to the conditions contemplated by Sections 4 and 6.2(d) of this Agreement.

               3.3 AUTHORITY. Each of Purchaser and Pioneer has all requisite corporate power and authority to enter into this Agreement and, subject to the conditions contemplated by the third paragraph of this Section 3.3 and by Section 4 of this Agreement, Purchaser has all requisite corporate power and authority to consummate the transactions contemplated hereby.
          The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate and stockholder action on the part of Purchaser.

               This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser enforceable against Purchaser pursuant to its terms except as enforcement may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may
          be brought.    The execution, delivery and performance of this
          Agreement by Purchaser and Pioneer do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not conflict with or result in any violation of any provision of the Certificate of Incorporation or By-laws of Purchaser or Pioneer.

               No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or on behalf of Purchaser in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby, except (a) as contemplated by Sections 4 and 6.2(d) of this Agreement, and (b) for any required filing of an acquisition notification report by Purchaser under the HSR and the expiration or early termination of the waiting period prescribed in HSR.

               3.4 ACQUISITION OF LIFE COMPANY SHARES FOR OWN ACCOUNT AND NO DISPOSITION IN VIOLATION OF SECURITIES LAW. Purchaser acknowledges that the Life Company Shares are not registered under the Securities Act. Purchaser will be acquiring the Life Company Shares for its own account, for investment and with no present intention of making a distribution thereof in violation of the Securities Act, and will not dispose of all or any part of the Life Company Shares except in compliance with the registration requirements of the Securities Act or an applicable exemption from such registration provisions.

               3.5 BROKERS/FINDERS. Neither Purchaser nor Pioneer has retained nor will they retain any broker or finder in connection with this Agreement or the transactions contemplated hereby except DeHayes Consulting; and Purchaser shall be solely responsible for the payment of compensation to DeHayes Consulting, or to any other broker or finder claiming compensation through Purchaser or its respective affiliates (excluding the Life Company after the Closing, for which GFC shall have sole responsibility) on account of this Agreement and the transactions contemplated hereby, whether such claim is asserted prior to or after the Closing.

               3.6 FINANCING. Pioneer has available to it and is willing to make available to Purchaser, sufficient financing to consummate the transactions contemplated by this Agreement.

               SECTION 4. THE PARTIES' AGREEMENT TO OBTAIN REQUIRED GOVERNMENTAL AUTHORIZATIONS. Each of the parties agrees that it shall use reasonable efforts promptly to obtain all authorizations, approvals, consents or licenses of insurance departments and of any other Governmental Entity and to make all filings (including with limitation HSR filings) required of it (and, in the cases of GFC, required of the Life Company) in connection with the transactions contemplated by this Agreement (it being the understanding of the parties that they will cooperate fully with one another in connection therewith). Each of the parties shall permit the other to review, prior to filing, all forms and documents to be filed with any Government Entity and shall use reasonable efforts to afford the other party with the opportunity to participate to any appropriate extent in discussions with such Governmental Entities.

               SECTION 5. CERTAIN COVENANTS. During the period from the date of this Agreement and continuing until the Closing (or for such other period as is provided for herein, including without limitation periods after the Closing to the extent specified), GFC agrees (except as otherwise specifically provided in or contemplated by this Agreement or to the extent that Purchaser shall otherwise consent in writing) and Purchaser agrees (to the extent specifically provided below) that:

               5.1 ORDINARY COURSE. The Life Company will be operated prudently and in the ordinary course of business and shall not enter into any material transactions or activities, without the consent of Purchaser, which consent will not be unreasonably withheld. For purposes of this Section 5.1, "material transaction or activities" shall include without limitation (a) capital expenditures in excess of Twenty-Five Thousand Dollars ($25,000); (b) agreements, commitments or arrangements requiring annual payments in excess of Twenty-Five Thousand Dollars ($25,000) or which extend for a term of one or more years (in each case excluding insurance products sold in the ordinary course of business); (c) issuance of or incurring debt for borrowed money; (d) material changes in agents or brokers agreements, commitments or arrangements; (e) terminating, entering into or modifying reinsurance agreements, commitments or arrangements; (f) investment transactions involving in excess of Five Hundred Thousand Dollars ($500,000) (in each case excluding investments in commercial paper or investments with a maturity of less than one year); (g) amendment of existing or introduction of new insurance products; (h) making dividends, distributions or other payments of any nature, character or description whatsoever with respect to securities of any nature, character or description whatsoever of the Life Company; (i) issuance of any security of any type, nature or description whatsoever of the Life Company or any right of any nature, character or description whatsoever to acquire such a security; (j) amending or restating its Articles of Incorporation or other charter documents or By-laws; (k) disposing of or acquiring any assets other than in the ordinary course of business; (l) entering into or amending or modifying any employment agreements, commitments or arrangements of any nature, character or description whatsoever except for increases in compensation for the services of non-executive employees in the ordinary course of business in accordance with the past customary practices; (m) making any loan or advance to or investment in, any entity or person, except in the ordinary course of business consistent with past practices; (n) mortgaging, pledging or encumbering any assets; (0) maintaining all insurance covering the Life Company or any of its assets, operations or employees; (p) purchasing or entering into or amending leases for real estate; and (q) agreeing to do any action described in (a) through (p) above.

               5.2 ACCESS TO INFORMATION. From and after the execution of this Agreement, GFC will, and will cause the Life Company to give to Purchaser and its business, legal, actuarial, accounting and other representatives, upon reasonable advance notice, full and complete access to the corporate, business, financial, and other records relating to the Life Company, including the assets, liabilities, officers and employees of, or used in the business of the Life Company, and will, upon Purchaser's request, request similar access from the Life Company's brokers, agents and legal, accounting, actuarial and other representatives and will make available all such information and personnel as may reasonably be requested in connection therewith. If the transactions contemplated herein are not consummated, it is understood and agreed that none of the parties hereto will disclose, nor will they permit any of their affiliates or their respective employees, agents or representatives to disclose to any third party (except to the extent publicly available or obtainable from independent sources or required by law) any confidential information obtained from any other party.

               5.3  REINSURANCE.

               (A) EMPIRE REINSURANCE AGREEMENT. GFC hereby represents to Purchaser that the Life Company and ELIC have heretofore entered into that certain Automatic Reinsurance Agreement, the current version of which is dated June 16, 1993 (the "Empire Reinsurance Agreement"). A complete and correct copy of the Empire Reinsurance Agreement is attached as Appendix IV to the Disclosure Schedule. GFC shall cause the Life Company and ELIC to continue the Empire Reinsurance Agreement as it is presently constituted in full force until Closing. However, prior to the Closing, GFC shall also cause the Life Company and ELIC to enter into a "Modification of Agreement" in the form attached as Appendix V to the Disclosure Schedule.

               5.4 GUARANTEES. GFC shall cause each of ELIC and Guardian to execute and deliver to Purchaser at the Closing, a Guarantee (collectively the "Guarantees") of the obligations of GFC under this Agreement, which Guarantee shall be in the form of Exhibit A hereto.

               5.5 MERGER ELECTIONS. If requested of GFC by Purchaser prior to the Closing, the purchase of the Shares by the Purchaser may be effected via a "reverse triangular merger" (in which the Life Company is the surviving entity) in lieu of through a purchase of the Shares as presently contemplated by this Agreement; provided that, for federal income tax purposes, such merger will be treated as a purchase of the Shares. In such event, this Agreement shall automatically be deemed to be reformed and restated to the full extent necessary to reflect the new form of such transaction; and GFC shall and shall cause ELIC, Guardian and the Life Company to take all such corporate and stockholder actions and execute all such further documentation as may be reasonably requested by Purchaser as necessary or desirable to more fully effectuate the purposes of the foregoing.

          Purchaser also agrees that, in such event, it will take all such corporate actions and execute all such further documentation as may be reasonably requested by GFC as necessary or desirable to more fully effectuate the purposes of the foregoing.

               5.6  OTHER ACTIONS.

               (a) GFC hereby represents to Purchaser that, except as disclosed in Item 17 of the Disclosure Schedule, the Life Company owns no real property; the office space allocated to the Life Company to conduct its business at 86 Hopmeadow Street, Simsbury, Connecticut 06089 (the "Business Location") is under written lease to GFC, a copy of which lease is referred to in Item 18 of the Disclosure Schedule and a complete and correct copy of which has been provided to Purchaser (the "Business Location Lease"). GFC will allow the Life Company to continue to occupy the Business Location on a cost pass through basis to the Life Company, with no profit to GFC or its affiliates (provided, however, that such occupancy shall not continue beyond October 31, 1995, the currently scheduled termination date of the Business Location Lease). Such occupancy shall be effected through either a sublease or an administrative services agreement, as selected by GFC (the "Business Location Agreement"); and, prior to the Closing, GFC shall use its reasonable best efforts to obtain, in form and substance reasonably satisfactory to Purchaser all necessary landlord and other approvals and consents (the "Business Location Approvals") required under the term of the Business Location Lease to permit such continued occupancy under the Business Location Agreement. If, at the request of the Life Company, the Business Location Lease is terminated prior to October 31, 1995, Purchaser agrees, after the Closing, to cause the Life Company or Purchaser to bear the cost of such early termination.

               (b) For a period of up to six (6) months following the Closing, GFC will allow the Life Company and/or the Purchaser to elect to lease, license or otherwise utilize GFC's and its affiliates' employees, facilities, equipment, systems, licenses and other assets (to the extent theretofore used in the Life Company's business) upon such terms and conditions as the parties may, acting reasonably and in good faith, agree; provided, however, that such terms and conditions shall reflect a cost pass-through basis to the Life Company or Purchaser (with no profit to GFC or any of its affiliates). Purchaser agrees, after the Closing, to cause the Life Company or the Purchaser to be solely responsible for all costs, if any, associated with terminating leases, equipment, software, and premises used in business of the Life Company to the extent (but only to such extent, it being understood and agreed that GFC shall be solely responsible for all other such costs, if any) they are consistent with the obligations hereby represented by GFC to Purchaser and described in reasonable detail in Item 19 of the Disclosure Schedule.) GFC also agrees, at the Closing and without further consideration, to transfer or cause to be transferred to the Life Company or Purchaser (as hereinafter designated by Purchaser prior to the Closing), by instruments of transfer reasonably satisfactory to Purchaser (the "Assignments"), good, valid and marketable title to all furniture and equipment identified, and described in reasonable detail, in Item 20 of the Disclosure Schedule used in the ordinary course of the business of the Life Company (or in the case of leased furniture or equipment, valid lessee's interests therein), free and clear of any claim, lien, pledge, charge, restriction, suit, judgement or any other encumbrance, pending suit or threatened claim of any nature, character or description whatsoever, other than valid leases with respect to such items currently leased.

               (c) After the Closing, GFC shall afford Purchaser the right to offer employment to all such employees who or which have been involved in the Life Company's business, as Purchaser may elect. After the Closing, Purchaser agrees to cause the Life Company to be solely responsible for all severance payments to all employees of GFC or the Life Company who are not employed by the Life Company or Purchaser or their respective affiliates after the Closing to the extent (but only to such extent, it being understood and agreed that GFC shall be solely responsible for all other such payments) that they are consistent with the information hereby represented by GFC to Purchaser on such costs which is hereby represented by GFC to Purchaser and is set forth in reasonable detail in Item 21 of and Appendix V to the Disclosure Schedule. Purchaser shall cause the Life Company to assume the obligations of GFC under and to ensure that the Life Company is the recognized sponsor of the pension obligations related to employees of GFC and the Life Company who work in the business of the Life Company, under the Connecticut National Life Insurance Company Employees Pension Plan, set forth in reasonable detail in Item 21 of and attached as Appendix VI to the Disclosure Schedule and to indemnify and hold harmless GFC for all of said obligations. During the period from the execution of this Agreement until the Closing Date, Purchaser shall, with GFC's full cooperation and assistance, endeavor to identify persons employed by GFC performing work for the Life Company which Purchaser intends to employ following the Closing Date.

               5.7 NO SOLICITATION OF OFFERS, ETC. GFC shall not and shall cause its affiliates (including without limitation the Life Company) not to and shall and shall cause such affiliates to instruct its and their respective officers, representatives, agents and advisors not to solicit, encourage or negotiate any proposal from or with, or supply information to persons other than Purchaser and its affiliates and representatives with respect to, or in connection with any merger or consolidation involving the Life Company, or the acquisition of any equity interest or any material assets of the Life Company. In furtherance of, and not by way of limitation of the foregoing, GFC will not take or permit any of its affiliates (including without limitation the Life Company) to take or permit (or permit any other person acting for or on behalf of any of the foregoing) to take, directly or indirectly, any action: (a) to seek or solicit any offer or proposal from any person to acquire any shares of capital stock or any other securities of the Life Company or any other interest therein; (b) to seek or solicit a merger, consolidation , or combination with the Life Company; (c) to seek or solicit a liquidation, dissolution, or reorganization of the Life Company in any manner; (d) to seek or solicit any acquisition of any assets or properties of the Life Company that are individually or in the aggregate material to the business or financial condition of the Life Company, or (e) to furnish or cause to be furnished any non-public information with respect to the Life Company to any person (other than Purchaser and its affiliates and representatives) that GFC or any of its affiliates, including without limitation the Life Company (or any person acting for or on behalf any of the foregoing), knows or has reason to believe is in the process of attempting or considering any acquisition, merger, consolidation, combination, liquidation, dissolution, or reorganization involving the Life Company.

               5.8 INVESTMENTS. GFC shall cause the Life Company to invest its future cash flow, any cash from matured and maturing investments, any cash proceeds form the sale of any assets of the Life Company, and any cash funds held by the Life Company from the date hereof through the Closing, in securities with:

                    (1)  maturities of two (2) years or less,

                    (2)  a credit rating of not less than an
               equivalent of A by Standard & Poor's or a commercial paper credit rating of not less than an equivalent of A-1 by Standard & Poor's, and

                    (3)  any other security approved by Purchaser.

               5.9   Intentionally deleted.

               5.10  FILING OF TAX RETURNS AND PAYMENT OF TAXES.

                    (a) GFC shall indemnify and hold Purchaser and the Life Company harmless, on an after tax basis, for all Taxes arising in connection with the conduct, prior to or on December 31, 1994, of the business of the Life Company (regardless of when imposed), in all cases to the extent such Taxes have not already been paid or otherwise reserved for on the Closing Balance Sheet.

                    (b) GFC shall be required to file and shall have the sole right to control the preparation and filing of all Tax Returns reflecting the operations of the Life Company for all periods ending on or before December 31, 1994; provided, however, that GFC shall provide Purchaser with a substantially final draft of each Tax Return at least fifteen business days prior to the due date for filing such Tax Return, and Purchaser shall have the right to review such Tax Return prior to the filing of such Tax Return. Purchaser shall notify GFC of any reasonable objections Purchaser may have to any items set forth in such draft Tax Return, and Purchaser and GFC agree to consult in good faith any such objection. Such Tax Returns shall be prepared or completed in a manner consistent with the prior practice of the Life Company (including elections and accounting methods and conventions), except as otherwise agreed to by Purchaser prior to the filing thereof.

                    (c) Except as otherwise provided in subparagraph (d), Purchaser will pay or cause to be paid all Taxes attributable to the operations of the Life Company after December 31, 1994. To the extent Purchaser does not pay, or cause to be paid, or is held pursuant to administrative action or judicial determination to have not paid, such Taxes, Purchaser will indemnify and hold GFC harmless therefrom on an after-tax basis, together with any fees and expenses related thereto.

                    (d) In any case where applicable laws, rules, regulations or orders do not permit or require a short period tax return, then, for purposes of this Agreement, Taxes attributable to the taxable period of the Life Company that includes December 31, 1994 shall be allocated to GFC for the period up to and including December 31, 1994 and to Purchaser for the period subsequent to December 31, 1994. For purposes of the preceding sentence, Taxes for the period up to and including December 31, 1994 shall be (i) in the case of a Tax that is not based on gross receipts or income, the total of such Tax for the period in question multiplied by a fraction, the numerator of which is the total number of days in the period up to and including December 31, 1994, and the denominator of which is the total number of days in such period, and (ii) in the case of a Tax that is based on gross receipts or income, the tax that would be due determined on the basis of an interim closing of the books as of December 31, 1994. GFC shall pay any such allocated Taxes within thirty days after demand therefor from Purchaser or Pioneer.

               5.11  POST-CLOSING ACCESS AND COOPERATION.

               Purchaser will afford promptly to GFC and its representatives and agents reasonable access during normal business hours (on terms not disruptive to the business, operations or employees of Purchaser) to the Life Company's books and records pertaining to periods prior to the Closing Date for the purpose of obtaining information relating to periods ending on or prior to the Closing Date, to the extent such access is necessary: (a) to complete any Tax Returns required to be filed by GFC after the Closing Date; or (b) to comply with requests made of GFC by any tax or other regulatory authority conducting an audit, investigation or inquiry relating to the Life Company's activities during periods prior to the Closing Date. GFC will hold all information provided to it pursuant to this Section 5.11 (and any information derived therefrom) in confidence (except to the extent it otherwise becomes public other than through actions of GFC) and will not disclose any such information other than to directors, officers, employees, and agents of GFC who need to know such information for the purposes for which it was obtained, as required by applicable law or regulation, or for the purposes set forth in this Section 5.11 and 5.10 above.

               5.12  ACTIONS WITH RESPECT TO TAXES.

               GFC at its own expense and with its own counsel shall have the right to control the prosecution, defense or settlement in whole or in party of any examination, audit or other administrative or legal proceeding relating to the liability of the Life Company for Taxes for taxable periods ending on or prior to December 31, 1994 and Purchaser or Pioneer shall have the right to participate therein at its expense but shall not have the right to control any decisions required to be made during any such proceeding. In the case of any examination, audit or other administrative or legal proceeding relating to the liability of the Life Company for a taxable period which includes December 31, 1994, control of such proceeding shall be determined based on which party, GFC or Purchaser, is responsible under this Agreement for the payment of taxes for the largest percentage of time in such taxable period. The party not in control of such proceeding shall have the right to participate therein at its expense. If either Purchaser or the Life Company receives notice of the commencement by the IRS or any other taxing authority or any examination, audit or other proceedings, or of any claim or demand for Taxes which might result in GFC being required to indemnify or make any other payment to the Purchaser under this Agreement, Purchaser shall, or shall cause the Life Company to, notify GFC promptly in writing of such tax audit or tax claim, as the case may be. GFC may, upon notice to Purchaser, assume and control the defense of any such tax audit or tax claim proceeding. Purchaser shall cooperate, and shall cause the Life Company to cooperate, with GFC in connection with any such tax audit or tax claim proceeding and, at GFC's request, shall cause the Life Company to execute and deliver waivers of any tax statute of limitations for any period affected by such tax audit or tax claim proceeding. Purchaser shall, and shall cause the Life Company to, at GFC's expense, execute and deliver to GFC or its designees all instruments (including, without limitation, powers of attorney) reasonably requested by GFC in order to effectuate the provisions of this Section. If as a result of such tax claim or tax audit proceedings, additional Taxes described in this Section 5.12 become payable by the Life Company, GFC shall, to the extent not previously paid by GFC or the Life Company to the relevant taxing authority, reimburse, indemnify and hold the Life Company harmless therefrom on an after-tax basis, within ten (10) days after the deficiency in additional Taxes becomes final. If the Life Company receives a credit or refund, the Purchaser shall pay to the GFC, within ten
          (10) days from receipt by the Life Company of the refund or notice of the credit, the amount of such refund or credit (including any interest received) (net of any Taxes payable by the Life Company with respect thereto). The Purchaser shall cause the Life Company to cooperate in the preparation, filing and prosecution of any such claim for refund or credit of Taxes of the Life Company.

               Notwithstanding the foregoing, GFC shall not settle any claim for Taxes without the prior written consent of Purchaser (which consent shall not be unreasonably withheld); provided, however, that in the event such consent is not given by Purchaser within ten (10) business days after receipt of notice that GFC intends to settle any such Tax claim, (i) GFC's liability for such Taxes shall be limited to the amount, if any, for which it would have been liable pursuant to the settlement proposed by GFC and (ii) Purchaser shall assume the defense of such tax claim proceeding, and shall be responsible for all Taxes in excess of the amount GFC would have been liable for pursuant to the settlement proposed by GFC and all costs and expenses thereafter incurred in the prosecution or defense of such tax claim proceeding.

               5.13 CONSOLIDATION. GFC represents and warrants to Purchaser that the Life Company has never been included in a consolidated Tax Return nor been required to be so included.

               5.14 STATUTE OF LIMITATIONS. All representations, warranties, covenants and agreements made with respect to Taxes shall survive the Closing for a period ending upon the expiration of the applicable statute of limitations. No claim for indemnification under this Agreement may be made in respect of any Tax that is asserted by any taxing authority after the applicable statute of limitations period with respect to such Tax has expired; provided, however, that this limitation shall not apply to any expenses or costs (including reasonable attorneys' fees) incurred in defending against such action.

               5.15  MORTGAGE/OWNED REAL ESTATE ARRANGEMENTS.

               GFC represents and warrants to Purchaser that the Life Company has no investment in any real property or real property mortgage other than those described in Item 22 of the Disclosure Schedule (the "Real Estate Portfolio"). With respect to the Real Estate Portfolio, GFC and Purchaser agree as follows:

                    (a) ELIC shall manage the Real Estate Portfolio, in accordance with the direction of and in the best interests of the Life Company and be compensated for such services through an annual management fee equal to 3/8% of the net book value of the Real Estate Portfolio (as reflected on the financial records of the Life Company) payable each quarter with respect to the book value during the quarter (pro rated for changes during the quarter).

                    (b) The Medical Office Towers property located in Salt Lake City (the "SLC Property") included in the Real Estate Portfolio will be listed for sale and ELIC will use reasonable efforts to sell such property within two years after the Closing.

                    (c)  Mortgages included in the Real Estate
               Portfolio will be renewable only if (i) at the time of renewal, no amount payable to the Life Company there under is past due, (ii) the renewal is for a period of not more than six months, and (iii) there has been no more than one prior renewal of such mortgage after the date of this Agreement.

                    (d) Any foreclosure, termination, cancellation or sale of any property or mortgage in the Real Estate Portfolio (a "Realization Transaction") will require the prior written approval of Purchaser, which approval will not be unreasonably withheld.

                    (e) An amount equal to the product of (i) the net aggregate rent and interest payments actually received by the Life Company with respect to the Real Estate Portfolio in any calendar quarter while there is a principal amount outstanding under the Note, multiplied by (ii) a fraction, the numerator of which is the then outstanding principal amount of the Note and the denominator of which is the then net book value of the Real Estate Portfolio, will be paid to GFC as interest on the Note, within thirty days after the end of such quarter.

                    (f)  Promptly following any Realization
               Transaction which results in the aggregate Book Value (as hereinafter defined) of the Real Estate Portfolio being less than the then outstanding principal amount of the Note, Purchaser will make a payment of principal under the Note sufficient to reduce the outstanding principal amount of the Note to an amount not in excess of the aggregate Book Value of the Real Estate Portfolio and promptly following the Realization Transaction which results in the Real Estate Portfolio no longer including any investment of the Life Company, the aggregate net proceeds of all Realization Transactions will be delivered to GFC in payment of the principal amount of the Note (but only to the extent of the then unpaid principal amount of the Note); provided, however, that the principal amount of the Note will be adjusted as follows: (i) if the net proceeds from a Realization Transaction are less than the value of the relevant investment on the financial records of the Life Company as of the Closing Date (adjusted only to reflect principal payments received after the Closing Date with respect to mortgages (the "Book Value")), then the principal amount of the Note will be immediately reduced by the amount of such deficiency, and (ii) if the net proceeds from a Realization Transaction exceed the Book Value of the relevant investment, then the principal amount of the Note will be immediately increased by the amount of such excess; however, in no event may the principal amount of the Note ever exceed $2,000,000. In addition, if at any time the principal amount of the Note exceeds the then net book value of the Real Estate Portfolio, then Purchaser will promptly make a payment of the principal amount of the Note sufficient to reduce such principal amount to an amount not in excess of such net book value.

                    (g) In the event of a default in the performance of obligations to the Life Company under any of the mortgages, which default continues for at least twelve months, the Life Company shall have the option to sell such mortgage to GFC for a purchase price equal to the Book Value thereof. In the event that the SLC Property is not sold within two years after the Closing Date, the Life Company shall have the option to sell the SLC Property to GFC for a purchase price equal to the Book Value thereof. In the event that GFC, in its sole discretion, does not purchase such investment and pay such purchase price within sixty days after demand therefor by the Life Company, the principal amount of the Note shall immediately and irrevocably be reduced by an amount equal to the Book Value of such mortgage or property.

                    (h) The Note will be secured by a collateral assignment of mortgages in the Real Estate Portfolio with an aggregate Book Value equal to the outstanding principal amount of the Note from time to time.

                    (i) The Life Company and ELIC shall enter into an investment management agreement which will reflect the provisions of this Section 5.15.

               SECTION 6. CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each of the parties to consummate the transactions contemplated hereby is subject to the satisfaction of (or waiver by) the affected party in the manner contemplated by Section 9.2 hereof at or prior to the Closing of the following conditions:

               6.1  CONDITIONS AFFECTING GFC'S PERFORMANCE.

               (a) The representations and warranties of Purchaser contained in this Agreement shall be in all material respects true and accurate as of the date when made and, except for changes expressly contemplated by this Agreement, at and as of the Closing as if made again on and as of the Closing.

               (b) Purchaser shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to or on the Closing.

               (c) No order of any Governmental Entity shall be in effect which restrains or prohibits any transaction contemplated hereby; no suit, action, investigation, inquiry or proceeding by any Governmental Entity or other person or entity shall be pending or threatened against Purchaser, GFC or the Life Company, or any of their respective affiliates which challenges the validity or legality, or seeks to restrain the consummation, of any transaction contemplated hereby; and no written advice shall have been received by Purchaser, GFC or the Life Company, or their respective counsel, from any Governmental Entity, and remain in effect, stating that an action or proceeding will, if the transactions contemplated hereby are consummated or sought to be consummated, be filed seeking to invalidate or restrain the same.

               (d) All material approvals and authorizations of all Governmental Entities shall have been obtained and all required waiting periods required by law or any Governmental Entity (whether under HSR or otherwise) shall have expired.

               (e) Purchaser shall have furnished GFC with a certificate, dated as of the Closing Date, of Purchaser signed by one of its senior officers and attested by its Secretary or an Assistant Secretary to the effect that Purchaser's representations and warranties contained in this Agreement are true and accurate in all material respects at and as of the Closing as though such representations and warranties were made again on and as of the Closing and that Purchaser has performed or complied in all material respects with all terms, covenants and provisions of this Agreement required to be performed or complied with by it prior to or at Closing.

               (f) GFC shall have received the Purchase Price less any Escrow as contemplated in Section 1.2 above.

               (g) Purchaser shall have delivered or caused to be delivered to GFC all other items Purchaser was required to deliver or cause to be delivered to GFC at or prior to the Closing.

               (h) Purchaser shall have delivered to GFC an opinion of McDermott, Will & Emery, dated as of the Closing Date, addressed to GFC and in form and substance reasonably satisfactory to GFC, to the effect set forth in Exhibit B hereto.

               (i) Purchaser shall have delivered to GFC a guarantee of Pioneer in the form of Exhibit C hereto.

               6.2  CONDITIONS AFFECTING PURCHASER'S PERFORMANCE.

               (a) The representations and warranties of GFC contained in this Agreement shall be in all material respects true and accurate as of the date when made and, except for changes expressly contemplated by this Agreement, at and as of the Closing as if made again on and as of the Closing.

               (b) GFC shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to or on the Closing.

               (c) No order of any Governmental Entity shall be in effect which restrains or prohibits any transaction contemplated hereby; no suit, action, investigation, inquiry or proceeding by any Governmental Entity or other person or entity shall be pending or threatened against Purchaser, GFC or the Life Company, or any of their respective affiliates, which challenges the validity or legality, or seeks to restrain the consummation, of any transaction contemplated hereby; and no written advice shall have been received by Purchaser, GFC or the Life Company, or their respective counsel, from any Governmental Entity and remain in effect, stating that an action or proceeding will, if the transactions contemplated hereby are consummated or sought to be consummated, be filed seeking to invalidate or restrain the same.

               (d) All material approvals and authorizations of all Governmental Entities shall have been obtained and all waiting periods required by law or any Governmental Entity (whether under HSR or otherwise) shall have expired.

               (e) GFC shall have delivered to Purchaser an opinion of LeBoeuf, Lamb, Greene & MacRae, regular outside counsel and regulatory counsel to GFC and the Life Company, each dated as of the Closing Date, addressed to Purchaser and in form and substance reasonably satisfactory to Purchaser to the effect set forth in Exhibit D hereto.

               (f) GFC shall have furnished to Purchaser with a certificate, dated as of the Closing Date, of GFC signed by its Chairman of the Board or President, and attested by its Secretary or an Assistant Secretary, to the effect that GFC's representations and warranties contained in this Agreement are true and accurate in all material respects at and as of the Closing as though such representations and warranties were made again on and as of the Closing and that GFC has performed or complied in all material respects with all terms, covenants and provisions of this Agreement required to be performed or complied with by it prior to or at the Closing.

               (g) Purchaser shall have received the Shares, the Letter of Credit and the Books and Records, together with accompanying instruments of transfer reasonably satisfactory to Purchaser, all as contemplated by Section 1.2 hereof.

               (h) GFC shall have delivered to Purchaser a fully executed original copy of the Modification of Agreement, all as more fully contemplated by Section 5.3 hereof, and both of such agreements shall be in full force and effect.

               (i) GFC shall have delivered to Purchaser a fully executed copy of the Guarantees, dated as of the Closing Date, contemplated by Section 5.4 hereof and such Guarantees shall be in full force and effect.

               (j) GFC shall have delivered to Purchaser a fully executed copy of the executed Business Location Agreement, together with fully executed copies of the Business Location Approvals, in form and substance reasonably satisfactory to Purchaser, all as more fully contemplated by Section 5.6(a) hereof.

               (k) GFC shall have delivered to the Purchaser and/or the Life Company (as designated for such purpose by Purchaser prior to the Closing) the Assignments, in form and substance reasonably satisfactory to Purchaser, as more fully contemplated by Section 5.6(b) hereof.

               (l) As of the Closing, the Life Company shall have no receivable from or payable to GFC or any affiliates of GFC, except such thereof as may have arisen under the terms of the Empire Reinsurance Agreement or the Investment Management Agreement or the Marketing and Management Agreement between Life Company and GFC dated January 1, 1987, as amended.

               (m) The business and the assets of the Life Company shall not have been affected in any significant way by any act of God, fire, flood, war, labor disturbance, legislation (proposed or enacted) or other event or occurrence, whether or not covered by insurance, and there shall have been no change which would have a material adverse effect upon the Company, its business, financial condition or prospects.

               (n) GFC shall have executed a stockholder's release substantially in the form attached hereto as Exhibit E hereto.

               (o) Purchaser shall have received written resignations from each of the officers and directors of the Life Company.

               (p) GFC shall have delivered to Purchaser all other items GFC was required to deliver or cause to be delivered to Purchaser at or prior to the Closing.

               SECTION 7.  TERMINATION AND ABANDONMENT AND LIABILITY.

               7.1 TERMINATION AND ABANDONMENT. This Agreement may be terminated and the transactions contemplated hereby may be abandoned prior to the Closing: (a) by the mutual consent of the Boards of Directors of Purchaser and GFC; or (b) by Purchaser or by GFC at any time after March 31, 1995 (or such later date as shall have been agreed to in writing by them) if the conditions precedent to such party's obligations to consummate the transactions contemplated hereby have not, by such date, been satisfied; or (c) by Purchaser (i) if there has been a material misrepresentation or material breach on the part of GFC in the representations, warranties, covenants or agreements of GFC set forth herein, or (ii) if there has been any material failure on the part of GFC to comply with its obligations hereunder; or (d) by GFC (i) if there has been a material misrepresentation or material breach on the part of Purchaser in the representations, warranties, covenants or agreements of Purchaser set forth herein, or (ii) if there has been any material failure on the part of Purchaser to comply with its obligations hereunder. If this Agreement is terminated in accordance with this Section 7.1, the transactions contemplated hereby shall be abandoned without further action by Purchaser or GFC.

               7.2 LIABILITY UPON TERMINATION. In the event of termination or abandonment of the transactions contemplated hereby pursuant to Section 7.1 hereof, neither Purchaser nor GFC shall have any liability or further obligation under this Agreement to the other; provided however, that if such termination or abandonment is effected by GFC pursuant to Section
          7.1 (d) of this Agreement, then GFC shall be entitled to receive from Purchaser its damages. In the event that the Agreement is terminated by Purchaser pursuant to Section 7.1 (c) (i) or
          Section 7.1(c)(ii), then Purchaser shall be entitled to receive from GFC its damages. In the case of any termination pursuant to
          Section 7.1 other than a termination by GFC pursuant to Section
          7.1 (d), GFC shall immediately return the Letter of Credit to Purchaser.

               SECTION 8.   SURVIVAL AND INDEMNIFICATION.

               8.1 SURVIVAL. Except as otherwise provided in Section 5.14, all representations, warranties, covenants and agreements contained in this Agreement or in any document delivered pursuant hereto shall be deemed to be material and to have been relied upon by the parties hereto, and shall survive the Closing until May 1, 1996. The representations and warranties contained in this Agreement shall not be affected by any investigation, verification or examination by any party hereto or by anyone on behalf of any such party.

               8.2 INDEMNIFICATION. Purchaser on the one hand, and GFC on the other, shall defend, indemnify and hold harmless the other (or, in the case of GFC's defense, indemnification and hold harmless obligations, the Purchaser and also, after the Closing, the Life Company) on a current basis, on demand, from and against any and all loss, damage, expense (including court costs, amounts paid in settlement, judgments, reasonable attorneys' fees or other expenses for investigating and defending), suit, action, claim, liability or obligation related to, caused by or arising from any misrepresentation, breach of warranty or failure to fulfill any covenant or agreement contained in this Agreement; or in any other agreement, instrument or other document delivered pursuant hereto provided, however, that notwithstanding anything to the contrary contained herein, GFC's liability hereunder shall be limited to an aggregate maximum amount of $12,500,000, and GFC shall be liable under this Section 8.2 only if the aggregate damages exceed $200,000. The right of each indemnified party under this Section 8.2 shall be the exclusive remedy of the indemnified party with respect to claims resulting from or relating to any breach of any representation, warranty, covenant or agreement contained in this Agreement.

               8.3 DEFENSE AGAINST ASSERTED CLAIMS. Any party seeking indemnification (the "Indemnified Party") shall give written notice to the indemnifying party (the "Indemnifying Party") of the facts and the circumstances giving rise to any claim for indemnification pursuant to Section 8.2 (the "Notice"). The Indemnified Party shall not settle or compromise any claim by a third party for which the Indemnified Party is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld), unless legal action shall have instituted against the Indemnified Party and the Indemnifying Party shall not have taken control of such suit within 30 days after notification thereof as provided herein. In connection with any claim giving rise to indemnification hereunder resulting from or rising out of any claim or legal proceeding by a person other than the Indemnified Party, the Indemnifying Party shall, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding without prejudice to the right of the Indemnifying Party to contest its obligation to indemnify the Indemnified Party in respect to the claims asserted therein. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall select counsel, the selection of which counsel shall be subject to the approval of the Indemnified Party (which shall not be unreasonably withheld), to conduct the defense in such claims and legal proceedings and at its sole cost and expense shall take all steps necessary in the defense or settlement thereof. The Indemnifying Party shall not consent to the settlement of, or the entry of any judgment arising from, any claim or legal proceeding, without the prior written consent of the Indemnified Party (which will not unreasonably be withheld), unless the Indemnifying Party admits in writing its liability to hold the Indemnified Party harmless from and against any losses, damages, expenses and liabilities arising out of such settlement. The Indemnified Party shall be entitled to participate in the defense of any such action with its own counsel and at its own expense (unless the Indemnifying Party reasonably and in good faith believes that there may be a conflict of interest with the Indemnifying Party, in which event such shall be at the Indemnifying Party's expense, and, in such event, the Indemnified Party shall be entitled to participate equally with the Indemnifying Party in the control of the proceeding). If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom in accordance with the conditions hereof, the Indemnified Party may defend such claim or litigation in such manner as it may deem appropriate, including settling such claim or litigation after giving notice of the same to the Indemnifying Party on such terms as the Indemnified Party deems appropriate, and in any action by the Indemnified Party seeking indemnification from the Indemnifying Party in accordance with the provisions of this Section, the Indemnifying Party shall not be entitled to question the manner in which the Indemnified Party defended such claim or litigation or the amount or nature of any such settlement. In the event of a claim by a third party, the Indemnified Party shall cooperate with the Indemnifying Party in the defense of such action (including making a personal contact with the third party if deemed beneficial) by the Indemnifying Party and the relevant records of each party shall be made available on a timely basis.

               SECTION 9  MISCELLANEOUS PROVISIONS.

               9.1 AMENDMENT AND MODIFICATION. This Agreement may be amended, modified or supplemented with respect to any of the terms contained herein only by the mutual written consent of Pioneer, Purchaser and GFC.

               9.2 WAIVER OF COMPLIANCE. Either of the parties may, by an instrument in writing, extend the time for or waive performance of any of the obligations of the other, or waive any of the conditions to its obligations, contained herein. No such extension of time or waiver shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

               9.3 NOTICES. All notices and other communications required or permitted hereunder shall be in writing and delivered by hand or overnight courier, mailed by registered or certified mail, postage prepaid, or sent by telex or facsimile transmission (promptly confirmed in writing), addressed as follows:

          If to Purchaser:

          c/o Pioneer Financial Services, Inc.
          1750 East Golf Road
          Schaumburg, Illinois 60173
          Attention:  Peter W. Nauert, Chairman
          Telephone Number:  (708) 995-0400
          FAX Number:  (708) 995-0447

          with copies to:

          McDermott, Will & Emery

          227 West Monroe Street
          Chicago, Illinois 60606
          Attention:  Helen R. Friedli, P.C.
          Telephone Number:  (312) 372-2000
          FAX Number:  (312) 984-3669

          or to such other person as Purchaser shall designate in writing, such writing to be delivered to GFC in the manner provided in this Section 9.3;

          If to GFC:

          GRENEL Financial Corporation
          c/o The Empire Life Insurance Company

          259 King Street East
          Kingston, Ontario  K7L 3A8
          Attention:  Christopher H. McElvaine
          Telephone Number:  (613) 548-1881
          FAX Number:  (613) 548-4584

          with copies to:

          Guardian Royal Exchange Assurance plc
          68 King William Street
          London, England
          EC4N7BU
          Attention:  Mr. Clayton, Secretary
          Telephone Number:  011-44-71-2837101
          FAX Number:  011-44-71-621-2598

                    and

          LeBoeuf, Lamb, Greene & MacRae
          225 Asylum Street
          Hartford, Connecticut 06103
          Attention:  Thomas L. Fairfield
          Telephone Number:  (203) 293-3500
          FAX Number:  (203) 293-3555

          or to such other person as GFC shall designate in writing, such writing to be delivered to Purchaser in the manner provided in this Section 9.3. Delivery shall not be deemed to have occurred until receipt at the location to which it is sent.

               9.4 ASSIGNMENT. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as set forth herein, neither party shall assign, delegate or otherwise transfer their rights and obligations hereunder without the prior written consent of the other parties, whether by operation of law or otherwise. Notwithstanding the previous sentence, Purchaser may assign or delegate any of its rights or obligations under this Agreement to any of its affiliates without the consent of GFC.

               9.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to the choice of law principles thereof. The parties agree that any disputes involving this Agreement shall be resolved by binding arbitration, which arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as then in effect. The arbitration proceedings will take place in Chicago, Illinois.

               9.6 NO THIRD PARTY BENEFICIARY. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give to any person, firm or entity other than the parties hereto any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby, except as otherwise specifically provided in or contemplated by this Agreement.

               9.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               9.8 HEADINGS. The headings of sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

               9.9 ENTIRE AGREEMENT. This Agreement (including the Disclosure Schedule) and all annexes and exhibits hereto, contains the entire understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect to such subject matter.

               9.10 COSTS. Each party to this Agreement will bear its own costs with respect to the transactions contemplated hereby whether or not the transaction contemplated by the Closing is consummated.

               9.11 PARTIAL VALIDITY. If any portion of this Agreement is held to be invalid by a court of competent jurisdiction, the remainder of this Agreement will remain in force as though the portion so invalidated had never been part hereof.

               9.12 FURTHER ASSURANCES. Subject to the other provisions of this Agreement, each of the parties hereto agrees to take or cause to be taken all such actions, including without limitation the execution and delivery of documents, as may reasonably be requested by the other as necessary or desirable to more fully effectuate the purposes of this Agreement. The parties shall at all times cooperate with and act in good faith with one another with respect to this Agreement and the subject matter of this Agreement.

               9.13 PUBLICITY. So long as this Agreement is in effect, GFC and Purchaser shall not, and shall not permit any of their respective affiliates (including without limitation the Life Company) to disclose or issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall be provided promptly and will not be unreasonably withheld, unless such disclosure or publication or announcement is required by or deemed advisable under applicable law.

               9.14 TERMINATION. Termination of this Agreement pursuant to Section 7 shall terminate all obligations of the parties hereunder, except for the obligations provided therein and in
          Section 9.10; provided, however, that each party shall remain responsible for any breach of this Agreement by such party, except as otherwise provided herein.

               9.15 EXHIBITS. The Exhibits referenced in this Agreement have not been finally negotiated as of the date of this Agreement; however, the parties will use their best efforts to finalize such Exhibits within five business days after the date of this Agreement. The final Exhibits will then be added to this Agreement by way of amendment.

               IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.

                                        UNITED LIFE HOLDINGS, INC.

                                            /s/ Charles R. Scheper
                                        By:___________________________________



                                        GRENEL Financial Corporation

                                            /s/ Chris McElvaine /s/ Ian Glew
                                        By:___________________________________



                                        PIONEER FINANCIAL SERVICES, INC.

                                            /s/ Charles R. Scheper
                                        By:___________________________________